Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB ANNOUNCES LOWER 2004 EARNINGS BUT STRONG ORIGINATION VOLUME

IRVINE, CALIFORNIA, August 2, 2004 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that for the fiscal year ended June 30, 2004 net earnings decreased 9% to $9.8 million, compared to $10.7 million for fiscal 2003. Diluted earnings per share were $.88 for the fiscal year ended June 30, 2004, down 8% from $0.96 per share reported for the prior year. For the fourth quarter ended June 30, 2004, net earnings of $2.3 million also decreased 9% from net earnings of $2.5 million for the fourth quarter of fiscal 2003. Diluted earnings per share for the fourth quarter decreased 13% to $0.20 per share, compared to $0.23 per share for the fourth quarter of the prior year, reflecting an increase in fully diluted shares outstanding.

For the fourth quarter ended June 30, 2004, net direct finance and interest income decreased 9% to $4.6 million, compared to $5.0 million for the fourth quarter of fiscal 2003. This decline is primarily due to lower direct finance income resulting from lower yields earned on the Company's investment in capital leases, despite an increase in average balances. This was partially offset by a decrease in the provision for lease losses, as the overall level of reserves required against problem leases was relatively constant during the period. Other income of $3.9 million was unchanged from the fourth quarter of the prior year, as a slight increase in income from end-of-term transactions offset a decrease in other fee income. Consequently, gross profit of $8.5 million for the fourth quarter of fiscal 2004 decreased 5% from $8.9 million reported for the quarter ended June 30, 2003.

For the fiscal year ending June 30, 2004, gross profit increased slightly to $35.2 million compared to $35.1 million for the year ended June 30, 2003. This reflected higher other income offset by a decrease in net direct finance and interest income. Net direct finance and interest income decreased 6% to $18.7 million, compared to $19.9 million for fiscal 2003. Consistent with the quarterly results, the decrease reflects a decline in direct finance income resulting from lower yields earned on the lease portfolio and lower interest and investment income. This was offset in part by a significant decrease in the provision for lease losses, as the amounts required for reserves against problem leases remained relatively unchanged during the year. Other income increased 9% to $16.5 million, compared to $15.2 million reported for fiscal 2003. The increase included a significant increase in income from the sale of leased property that was offset slightly by lower income from lease renewals.

For the fourth quarter, CalFirst Bancorp's selling, general and administrative ("S,G&A") expenses of $4.8 million was unchanged from the fourth quarter of fiscal 2003. For the year, S,G&A expenses increased by 9% to $19.3 million from $17.7 million during the prior year. The increase in S,G&A expenses for the year is due to higher costs related to the development of the organization and expanded marketing programs.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "Fiscal 2004 has been a year of progress for CalFirst Bancorp, even though the improvement is not reflected in the bottom line. In part, the results reflect the expense of expanding and developing our sales organization and the inherent delay in recognizing earnings from our expansion programs. Nevertheless, there are good indicators of progress. Our volume of lease originations during the fourth quarter and full year were up 42% and 35%, respectively. While the volume of leases booked during the year increased by only 7%, our backlog of lease commitments increased by 39% and is at the highest level we have seen in over five years. At June 30, 2004, our net investment in lease receivables was up 7% to $141.6 million from June 30, 2003, and our transactions in process were up 50% to $30.5 million. Looking forward to fiscal 2005, we should see growth in our direct finance income as the lease commitments are completed and we benefit from an increase in interest rates. The portfolio of leases reaching the end of term is expected to be slightly lower than in fiscal 2004. We plan to continue to invest in the expansion of the sales organization along the lines seen this past year.

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2003 Annual Report on Form 10-K and the 2004 quarterly reports on Form 10Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2004	2003	2004	2003

Direct finance income	$ 4,560	$ 5,010	$ 18,682	$ 19,638
Interest income on investments	$ 144	$ 260	$ 578	$ 1,068
Total direct finance and interest income	$ 4,704	$ 5,270	$ 19,260	$ 20,706

Interest expense on deposits	$ 132	$ 52	$ 430	$ 237
Provision for lease losses	$ -	$ 216	$ 164	$ 554
Net direct finance and interest income after provision for lease losses	$ 4,572	$ 5,002	$ 18,666	$ 19,915
Other income
Operating and sales-type lease income	$ 1,783	$ 1,408	$ 5,985	$ 6,384
Gain on sale of leases and leased property	$ 1,989	$ 2,111	$ 9,625	$ 7,926
Other fee income	$ 156	$ 407	$ 930	$ 876
Total other income	$ 3,928	$ 3,926	$ 16,540	$ 15,186

Gross Profit	$ 8,500	$ 8,928	$ 35,206	$ 35,101

Selling, general and administrative expenses	$ 4,783	$ 4,848	$ 19,257	$ 17,653

Earnings before income taxes	$ 3,717	$ 4,080	$ 15,949	$ 17,448

Income taxes	$ 1,431	$ 1,570	$ 6,140	$ 6,717

Net earnings	$ 2,286	$ 2,510	$ 9,809	$ 10,731

Basic earnings per common share	$ 0.21	$ 0.23	$ 0.89	$ 0.97
Diluted earnings per common share	$ 0.20	$ 0.23	$ 0.88	$ 0.96

Weighted average common shares outstanding	11,038	10,937	10,976	11,035
Diluted number of common shares outstanding	11,282	11,028	11,190	11,223

Dividends declared per common share outstanding	$ 0.10	$ 0.04	$ 0.40	$ 0.16

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	June 30, 2004	June 30, 2003

ASSETS
Cash and short term investments	$ 64,872	$ 67,340
Marketable securities	3,957	553
Net receivables	1,464	1,964
Property for transactions in process	30,480	20,287
Net investment in capital leases	153,902	146,396
Other assets	2,329	2,095
Discounted lease rentals assigned to lenders	17,541	40,056
	$274,545	$278,691
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 1,624	$ 1,598
Income taxes payable, including deferred taxes	17,567	22,385
Deposits	24,600	7,594
Other liabilities	9,364	9,781
Nonrecourse debt	17,541	40,056
Total liabilities	70,696	81,414
Stockholders' Equity	203,849	197,277
	$274,545	$278,691